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                                                                    EXHIBIT 99.2

             FOURTH QUARTER AND YEAR END 2002 INVESTOR PRESENTATION
        DAVID W. KAY, VICE PRESIDENT, TREASURER & CHIEF FINANCIAL OFFICER
                                JANUARY 30, 2003

         Good Morning and welcome to our fourth quarter and year end 2002 conference call. This call is being simultaneously broadcast on the internet and will also be archived for replay starting this afternoon. The replay can be accessed at our web site, Tecumseh.com.

         I will begin with some brief comments expanding on our press release both in terms of our actual results for the quarter and year, as well as a preliminary look at 2003. Following my comments, we will open up the call for your questions. First, however, I would remind you that my prepared comments this morning, and the answers to your questions, contain forward-looking statements within the meaning of the securities laws. I refer you to the cautionary statements contained in our press release concerning significant risks and uncertainties involved with forward looking statements that could cause actual results to differ materially from projected results.

         Results for the quarter, before nonrecurring charges, amounted to $13.0 million dollars or $0.70 cents per share compared to income of $10.0 million dollars or $0.54 cents per share in the fourth quarter of 2001, also before nonrecurring charges. Included in fourth quarter 2002 reported net results are nonrecurring charges of $5.8 million dollars gross, or $3.7 million dollars net of tax, representing costs related to the movement of certain engine component manufacturing and environmental costs. After accounting for these charges, reported results for the quarter amounted to net income of $9.3 million dollars, or $0.50 cents per share. Sales for the quarter amounted to $304.2 million dollars, up approximately 2% from last year's sales of $299.1 million dollars. Of that amount, Compressor Products sales increased $12.7 million dollars, or approximately 8%, and Engine & Power Train Group sales were down $11.6 million dollars, or about 9% from last year. Sales in the Engine & Power Train Group were particularly hard hit by major decreases in engines for snow thrower applications. Pump Group sales increased by nearly 21%.

         Results for the quarter, both in terms of sales and operating profits, while not yet where we would like to see them, show improvement from last year's fourth quarter. The improvement is attributable to the Compressor and Pump segments, offset by a decline in the Engine and Power Train segment. We are seeing positive benefits from our previous restructuring efforts. Compressor operating profits were $14.3 million dollars in the fourth quarter of 2002 versus $2.3 million dollars in the quarter a year ago, an increase of over 500%. Improvements in results were evident in the majority of our key Compressor operating units, including Europe, Brazil and India; the exception being the U.S. where results weakened as sales continue to erode due to production shifts elsewhere. For the full year, the story is similar --- operating profit improved 43% to $77.5 million dollars versus $54.3 million dollars the year before. Like the fourth quarter, the improvement is attributable to the positive effects of cost cutting, increased sales in the refrigeration, freezer and commercial markets, and the positive effects of Brazil's currency.

Brazil continues to be the best performer of our compressor businesses. In the fourth quarter, Brazilian operations accounted for about 39% of Compressor Group sales and substantially all of the Group's operating profit. For the full year, Brazilian operations accounted for 67% of the Group's operating profit. Sales in Brazil were up when compared to the fourth quarter of 2001. Factors, such as improvement in the local Brazilian economy, volume increases from the additional production lines

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recently placed in Brazil, and a currency that has bolstered exports, have all contributed to the increased sales. Currency translation adjustments reduced Brazilian sales by $4.0 million dollars during the quarter. Brazilian operating profits improved in excess of 200% in the quarter and 22% for the full year when compared to the respective prior year periods. For the year, Brazilian unit shipments increased by approximately 25%, primarily to the export market in the U.S. and Europe. While we anticipate Brazilian results will continue to benefit from higher production levels and favorable currency, there are several cautionary risks that could impact operations in Brazil. The Brazilian economy still shows signs of being fragile in light of the country's debt situation. Inflation is starting to edge higher and put upward pressure on manufacturing costs. The Brazilian government is new, and the full scope of its economic and political policies have yet to be fully understood. All of these factors will effect exchange rates, which have a significant impact on overall profitability. In spite of these uncertainties, we believe our Brazilian operations will continue to perform very well, and will contribute significantly to our bottom line.

         Compressor operations in India have shown significant improvement when compared, not only to the fourth quarter of last year, but also to the full year of 2001. The operations were profitable for each of these periods for the first time, and we expect them to remain profitable, on a full year basis, in 2003.

         We are cautiously optimistic about the outlook for the full year and the first quarter of 2003 in the Compressor Group. Despite worldwide overcapacity and fierce competition, we believe that past restructuring actions and our emphasis on low cost manufacturing will continue to bring improvement to the bottom line. Of course, we remain concerned about the possible effects on the global economy that may result from possible military action in Iraq.

         Capital spending and investment in the Compressor Group will continue to be focused primarily on expanding existing overseas operations in India and Brazil, where operating costs remain relatively low and where we can more effectively compete. We continue to evaluate investments in Asia, although the nature and timing of these potential investments, if any, cannot currently be accurately predicted.

         Let's take a look at the Engine and Power Train Group results for the quarter. Results here have deteriorated beyond our expectations. Operating profit of $1.4 million dollars in the quarter represents an 86% decline from the prior year's fourth quarter, and excludes a $4.1 million dollar restructuring charge taken in the quarter. This decline is primarily explained by a 36% decline in the sales of engines for snow throwers, a market that is key to Engine and Power Train Group results and where we enjoy a market share of over 80%. The decline is not a loss in share, but just a poor selling season which followed last year's near record snow year. Sales into the lawn and garden segment of the business during the quarter were up by 41% over the prior year, but margins on many of these products are very thin. Overall, the Engine and Power Train Group suffers from an uncompetitive cost structure, left over from the boom of 1999. Getting the Group's cost structure in line with its volume and bringing new products to market are key to improving the Group's performance. In the fourth quarter, the Group took a nonrecurring charge of $4.1 million dollars as an initial restructuring action. Production of certain component parts have been moved to both domestic and international locations and, as a result, production activities at the Grafton, Wisconsin location will cease in 2003; however, the Group's administrative headquarters, as well as the service and distribution activities, will remain there. This is just a beginning, as we expect to take further actions in 2003 after alternative plans can be evaluated. Our approach has been slow and methodical to ensure that the supply of quality product to our customers will not be disrupted.

         The Group has been pursuing a low cost manufacturing strategy in an effort to lower overall operating costs. As a part of this effort, we recently purchased a vacant plant facility in Curitiba, Brazil at a cost of approximately $7 million dollars. Current plans are to produce certain engine parts and



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components for use in the U.S. assembly operations. The plant is in its very early stages of commissioning and is not expected to be operational until late in the first quarter. We anticipate spending an additional $15 to $20 million dollars on new equipment and tooling. Start up, training and administrative costs, which are inherent with opening any new facility of this type, will negatively impact Engine and Power Train Group results, particularly in the first half of the year.

         As a result, we do not expect results in the Engine and Power Train Group to improve in 2003. Overall volumes should be comparable to 2002, but most of the benefits of the restructuring and low cost manufacturing actions will not be realized until 2004. Results in the first quarter 2003 are expected to be below the same period 2002, and it is possible that results could deteriorate even further during the remainder of the year, depending on how aggressively or conservatively our plans are implemented.

         Pump operations, while not as significant to consolidated results as the other major operating groups, experienced improved sales and profits for the quarter and full year. Most of the improvement was attributable to the Little Giant Pump Company through increases in sales of pumps for residential applications. Little Giant had perhaps its best year even in terms of sales and profits. MP Pumps, which is a producer of commercial and industrial pumps, has not seen an economic recovery in their respective market, but has been able to maintain profitability on lower sales.

         As you are aware, on December 30th, we completed the purchase of FASCO Motors from Invensys, Plc. The total cost of this transaction was $415 million dollars. Of that amount, $397 million dollars was paid at closing with the balance comprised of assumed debt and estimated working capital-net debt adjustments. To finance the transaction, we borrowed $250 million dollars from a new bridge financing facility and $75 million dollars from a newly negotiated $125 million dollar revolving credit facility. The balance came from available cash resources. We are currently in the process of negotiating long-term, permanent financing to replace the bridge loan. The expected amount of the permanent financing will be in a range of $250 million dollars, but not to exceed $300 million dollars. We expect to close on the permanent financing in early March. At that time, depending on the amount of permanent financing actually placed, we will repay, from available cash resources, some or all of the amounts borrowed under the revolving credit facility. This cash requirement will range from $25 to $75 million dollars.

         We view FASCO as an outstanding strategic acquisition for Tecumseh. FASCO is one of the world's leading manufacturers of fractional horsepower motors, blowers and gear motors. FASCO has a long history and excellent reputation with its customers and is a good fit for us. We share the same core competencies of manufacturing, design and engineering expertise, and our business are somewhat similar. We both manufacture electric motors; we use the same raw materials to build our motors; our production capabilities and processes are similar; and, to a great extent, we share many of the same customers. The addition of FASCO to Tecumseh will allow us to offer a more complete product offering to an even broader customer base. The integration of FASCO into Tecumseh is coming along well. Most day to day activities are under control, and we are now focusing on longer term integration issues. On the morale front, the vast majority of FASCO employees, customers and suppliers view the sale to Tecumseh as a very positive step. To the extent possible, we intend to allow FASCO to operate as a separate, stand-along entity.

         On a consolidated basis, forecasting 2003 results is difficult at best considering both the challenges and uncertainties we face. Sluggish growth in the worldwide economy, a strong U. S. currency, excess production capacity, an unstable Brazilian currency, and the unpredictable effects of potential military actions widen the spread of variability around any single point forecast. Despite these




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uncertainties, we believe the Company's historical, or pre-FASCO, operations will show a slight overall improvement in results for the year, exclusive of any nonrecurring charges. However, we must caution that results in the Engine and Power Train Group are far from certain, and things there may get worse before they get better. The addition of FASCO will certainly improve the situation. Proforma information filed with our 8-K dated January 13, 2003, showed FASCO being accretive to earnings by 88 cents per share, based upon the full year ended 12/31/01, excluding nonrecurring charges. A recent look at the full year 2002 proforma results indicate FASCO to be accretive to earnings in the range of $1.00 per share, and we expect 2003 to be accretive as well.

         Because we have just completed the transaction, we do not yet have a full year or quarter-by-quarter breakout of the FASCO business plan. We would expect to have this process formalized and completed during the first quarter. Going forward, FASCO, together with several Tecumseh electrical component divisions, will be combined for reporting purposes into a new segment which we will call the "Electrical Components Group." As a result, our external financial reports will now reflect four operating segments.

         That concludes my prepared comments for this morning. I will now be pleased to take your questions.










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